       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1998
                                                  REGISTRATION NOS. 333-45703
                                                                    333-45703-02
                                                                    333-45703-01

________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          TIME WARNER COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                DELAWARE                             75 ROCKEFELLER PLAZA                            13-1388520
      (STATE OR OTHER JURISDICTION                    NEW YORK, NY 10019                (I.R.S. EMPLOYER IDENTIFICATION NO.)
   OF INCORPORATION OR ORGANIZATION)                    (212) 484-8000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                TIME WARNER INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                DELAWARE                             75 ROCKEFELLER PLAZA                            13-3527249
      (STATE OR OTHER JURISDICTION                    NEW YORK, NY 10019                (I.R.S. EMPLOYER IDENTIFICATION NO.)
   OF INCORPORATION OR ORGANIZATION)                    (212) 484-8000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                        TURNER BROADCASTING SYSTEM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                GEORGIA                                 ONE CNN CENTER                               58-0950695
      (STATE OR OTHER JURISDICTION                  ATLANTA, GEORGIA 30303              (I.R.S. EMPLOYER IDENTIFICATION NO.)
   OF INCORPORATION OR ORGANIZATION)                    (404) 827-1700
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              PETER R. HAJE, ESQ.
                      EXECUTIVE VICE PRESIDENT, SECRETARY
                              AND GENERAL COUNSEL
                                TIME WARNER INC.
                              75 ROCKEFELLER PLAZA
                               NEW YORK, NY 10019
                                 (212) 484-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                    WILLIAM P. ROGERS, JR., ESQ.                                           LOUISE S. SAMS, ESQ.
                       CRAVATH, SWAINE & MOORE                                      VICE PRESIDENT AND GENERAL COUNSEL
                          825 EIGHTH AVENUE                                          TURNER BROADCASTING SYSTEM, INC.
                      NEW YORK, NEW YORK 10019                                                ONE CNN CENTER
                           (212) 474-1000                                                 ATLANTA, GEORGIA 30303

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] . . . . . . .

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] . . . . . . .


                            ------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
________________________________________________________________________________

PROSPECTUS


                       EXCHANGE OFFER FOR ALL OUTSTANDING
                           6.95% DEBENTURES DUE 2028
                                       OF
                          TIME WARNER COMPANIES, INC.
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                                TIME WARNER INC.
                                      AND
                        TURNER BROADCASTING SYSTEM, INC.

                            ------------------------

       THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME ON
                        MARCH 30, 1998, UNLESS EXTENDED.

                            ------------------------

     Time Warner Companies, Inc., a Delaware corporation ('TWC'), hereby offers (the 'Exchange Offer'), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the 'Letter of Transmittal'), to exchange up to $500,000,000 aggregate principal amount of its 6.95% Debentures Due 2028 (the 'Exchange Debentures') that have been registered under the Securities Act of 1933, as amended (the 'Securities Act'), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of its outstanding 6.95% Debentures Due 2028 (the 'Outstanding Debentures' and, together with the Exchange Debentures, the 'Debentures') with the holders thereof. The terms of the Exchange Debentures are identical in all material respects to the Outstanding Debentures except for certain transfer restrictions and registration rights relating to the Outstanding Debentures and except that, if TWC has not filed a Registration Statement covering the Exchange Debentures, caused such registration statement to become effective and consummated the Exchange Offer or caused a Shelf Registration Statement (as defined herein) with respect to resales of the Outstanding Debentures to be declared effective within certain time periods, then Additional Interest (as defined herein) on the Outstanding Debentures will be payable until the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement. The Outstanding Debentures were issued on January 12, 1998, pursuant to an offering (the 'Original Offering') exempt from registration under the Securities Act. The initial price of the Outstanding Debentures was 98.918% of the principal amount.

     Interest on the Exchange Debentures is payable semi-annually on January 15 and July 15 of each year, commencing July 15, 1998, at a rate of 6.95% per annum. The Exchange Debentures are not redeemable prior to maturity and do not have the benefit of a sinking fund.

     The Exchange Debentures will be unconditionally guaranteed (the 'Guarantees') by Time Warner Inc. and Turner Broadcasting System, Inc. (collectively, the 'Guarantors'). The Exchange Debentures and the Guarantees will be general, unsecured senior obligations of TWC and the Guarantors, respectively, ranking pari passu in right of payment with all existing and future unsecured unsubordinated obligations, and senior in right of payment to all existing and future subordinated indebtedness of TWC and the Guarantors, respectively.


     TWC will accept for exchange any and all Outstanding Debentures that are validly tendered and not withdrawn on or prior to midnight, New York City time, on the date the Exchange Offer expires (the 'Expiration Date'), which will be March 30, 1998 (45 days after the commencement of the Exchange Offer), unless the Exchange Offer is extended. Tenders of Outstanding Debentures may be withdrawn at any time prior to midnight, New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Outstanding Debentures being tendered for exchange. Outstanding Debentures may be tendered only in integral multiples of $1,000. See 'The Exchange Offer.'


                                                  (cover continued on next page)

----------------------------------------------------------

     SEE 'CERTAIN FACTORS' BEGINNING ON PAGE 13 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OUTSTANDING DEBENTURES IN THE EXCHANGE OFFER.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                            ------------------------
               THE DATE OF THIS PROSPECTUS IS FEBRUARY 13, 1998.

(cover continued from previous page)

     For each Outstanding Debenture accepted for exchange, the holder of such Outstanding Debenture will receive an Exchange Debenture having a principal amount equal to that of the surrendered Outstanding Debenture. Holders whose Outstanding Debentures are accepted for exchange will not receive accrued interest thereon on the date of exchange. Instead, interest on the Exchange Debentures will accrue from the last interest payment date on which interest was paid on the Outstanding Debentures surrendered in exchange therefor or, if no interest has been paid on the Outstanding Debentures, from January 12, 1998. See 'The Exchange Offer -- Interest on the Exchange Debentures.'

     The Exchange Debentures are being offered hereunder in order to satisfy certain obligations of TWC contained in the Registration Rights Agreement (as defined herein). See 'The Exchange Offer -- Consequences of Exchanging Outstanding Debentures' for a discussion of TWC's belief, based on interpretations by the staff of the Securities and Exchange Commission (the 'Commission') as set forth in no-action letters issued to third parties, as to the transferability of the Exchange Debentures upon satisfaction of certain conditions. Each broker-dealer that receives Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Debentures received in exchange for Outstanding Debentures where such Outstanding Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. TWC has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any resale of Exchange Debentures. See 'Plan of Distribution.'

     Holders whose Outstanding Debentures are not tendered and accepted in the Exchange Offer will continue to hold such Outstanding Debentures and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the indenture governing the Outstanding Debentures and the Exchange Debentures. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF OUTSTANDING DEBENTURES WILL CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS UPON TRANSFER THEREOF AND, EXCEPT AS PROVIDED HEREIN, TWC WILL HAVE NO FURTHER OBLIGATION TO SUCH HOLDERS TO PROVIDE FOR THE REGISTRATION UNDER THE SECURITIES ACT OF THE OUTSTANDING DEBENTURES HELD BY THEM.

     There is no established trading market for the Exchange Debentures. TWC does not currently intend to list the Exchange Debentures on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Debentures, or the ability of holders of the Exchange Debentures to sell their Exchange Debentures or the price at which such holders may be able to sell their Exchange Debentures. Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Chase Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. (collectively, the 'Placement Agents') have advised TWC that they currently intend to make a market in the Exchange Debentures. The Placement Agents are not obligated to do so, however, and any market-making with respect to the Exchange Debentures may be discontinued at any time without notice.

     TWC will pay all of the expenses incident to the Exchange Offer. In the event TWC terminates the Exchange Offer and does not accept for exchange any Outstanding Debentures, TWC will promptly return the Outstanding Debentures to the holders thereof. See 'The Exchange Offer.'

                            ------------------------
     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH DEBENTURES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'PLAN OF DISTRIBUTION'.

                             AVAILABLE INFORMATION

     TWC and TBS are not required to file periodic reports and other information under the Securities Exchange Act of 1934 (the 'Exchange Act'). Instead, information with respect to TWC and TBS is provided, to the extent required by the Commission, in the required filings made by TWI. TWI is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by TWI with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street (Suite
1400), Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates, or through the World Wide Web (http://www.sec.gov). Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, on which one or more of TWI's securities are listed.

     This Prospectus constitutes a part of a Registration Statement filed by TWC, TWI and TBS with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to TWC, TWI and TBS and the Exchange Debentures. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission by TWI (File No. 001-12259) are incorporated by reference in this Prospectus:

          (a) TWI's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Forms 10K/A dated March 27, 1997 and June 26, 1997 (as amended, 'TWI's 1996 Form 10-K');

          (b) TWI's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (collectively, the 'TWI 10-Qs'); and

          (c) TWI's Current Reports on Form 8-K dated March 21, 1997, October 15, 1997, October 27, 1997 and November 13, 1997 (collectively, the 'TWI 8-Ks').

     All documents and reports subsequently filed by TWI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     TWC will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into this Prospectus or into such other documents. Requests should be addressed to:
Shareholder Relations Department, Time Warner Inc., 75 Rockefeller Plaza, New York, New York 10019; telephone: (212) 484-6971.


                            ------------------------

     Each of TWC and Turner Broadcasting System, Inc. ('TBS') is a wholly-owned subsidiary of Time Warner Inc. ('TWI'). The principal executive offices of TWC and TWI are located at 75 Rockefeller Plaza, New York, NY 10019, and the telephone number of each is (212) 484-8000. TBS's principal executive offices are located at One CNN Center, Atlanta, GA 30303 and its telephone number is
(404) 827-1700. TWI's common stock is listed on the New York Stock Exchange under the symbol 'TWX.'

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this Prospectus.
                                THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $500 million aggregate principal amount of Outstanding Debentures for an equal aggregate principal amount of Exchange Debentures. The Exchange Debentures are obligations of TWC entitled to the benefits of the Indenture relating to the Outstanding Debentures. The form and terms of the Exchange Debentures are the same as the form of the Outstanding Debentures except that the Exchange Debentures have been registered under the Securities Act, and following the completion of the Exchange Offer, the Exchange Debentures generally will not be entitled to a contingent increase in the interest rate otherwise provided under certain circumstances.

Securities Offered........................  Up to $500,000,000 aggregate principal amount of 6.95% Debentures Due
                                              2028, which have been registered under the Securities Act. The terms of the Exchange Debentures are identical in all material respects to the Outstanding Debentures except for certain transfer restrictions and registration rights relating to the Outstanding
                                              Debentures and except that, if TWC has not filed a Registration
                                              Statement covering the Exchange Debentures, caused such
                                              registration statement to become effective and consummated the
                                              Exchange Offer or caused a Shelf Registration Statement with respect to resales of the Outstanding Debentures to be declared effective within certain time periods, then Additional Interest on the Outstanding Debentures will be payable until the consummation of the Exchange Offer or the effectiveness of the Shelf
                                              Registration Statement.
The Exchange Offer........................  $1,000 principal amount of Exchange Debentures will be issued in exchange for each $1,000 principal amount of Outstanding Debentures validly tendered pursuant to the Exchange Offer. As of the date hereof, $500 million in aggregate principal amount of Outstanding
                                              Debentures is outstanding. TWC will issue the Exchange Debentures to tendering holders of Outstanding Debentures on or promptly after the Expiration Date.
Expiration of Exchange Offer..............  Midnight, New York City time, on the Expiration Date, unless the
                                              Exchange Offer is extended, in which case the term 'Expiration
                                              Date' means the latest date and time to which the Exchange Offer is extended. See 'The Exchange Offer -- Terms of the Exchange Offer;
                                              Period for Tendering Outstanding Debentures.'
Conditions to the Exchange Offer..........  The Exchange Offer will not be subject to any conditions, other than that (i) the Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the Commission and (ii)
                                              there is no injunction, order or decree issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of TWC to proceed with the Exchange
                                              Offer. There

                                              can be no assurance that any such conditions will not occur.
                                              Holders of Outstanding Debentures will have certain rights against
                                              TWC, TWI and TBS under the Registration Rights Agreement should
                                              TWC, TWI and TBS fail to consummate the Exchange Offer. See 'The
                                              Exchange Offer -- Certain Conditions to the Exchange Offer.'
Procedures for Tendering
  Outstanding Debentures..................  Each holder of Outstanding Debentures wishing to accept the Exchange
                                              Offer must complete, sign and date the Letter of Transmittal (or a facsimile thereof or an Agent's Message (as defined below) in lieu thereof), in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal
                                              (or such facsimile or such Agent's Message), together with any other required documentation, to The Chase Manhattan Bank in its capacity as the Exchange Agent at the address set forth herein and therein. See 'The Exchange Offer -- Procedures for Tendering.'
                                            By executing the Letter of Transmittal or by causing an Agent's message to be delivered, each holder will represent to TWC, TWI and
                                              TBS that, among other things, (i) the Exchange Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange
                                              Debentures, whether or not such person is the holder, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Debentures and (iii) neither the holder nor any such other person is an 'affiliate,' as defined in Rule 405 under the
                                              Securities Act, of TWC, TWI or TBS, or, if an 'affiliate,' such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
                                            The term 'Agent's Message' means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a confirmation of the book-entry tender of their Outstanding Debentures into the
                                              Exchange Agent's Account at DTC, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the Letter of Transmittal and that TWC may enforce the Letter of Transmittal against such participant.
Special Procedures for Beneficial
  Holders.................................  Any beneficial holder whose Outstanding Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such
                                              registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such beneficial holder must, prior to completing and

                                              executing the Letter of Transmittal and delivering its Outstanding
                                              Debentures, either make appropriate arrangements to register ownership of the Outstanding Debentures in such holder's name or obtain a properly completed bond power from the registered holder.
                                              See 'The Exchange Offer -- Procedures for Tendering.'
Guaranteed Delivery Procedures............  Holders of Outstanding Debentures who wish to tender their
                                              Outstanding Debentures and whose Outstanding Debentures are not immediately available or who cannot deliver their Outstanding
                                              Debentures (or who cannot complete the procedure for book-entry transfer on a timely basis) and a properly completed Letter of
                                              Transmittal or any other documents required by the Letter of
                                              Transmittal to the Exchange Agent prior to the Expiration Date may tender their Outstanding Debentures according to the guaranteed delivery procedures set forth in 'The Exchange Offer -- Guaranteed
                                              Delivery Procedures.'
Withdrawal Rights.........................  Tenders of Outstanding Debentures may be withdrawn at any time prior to midnight, New York City time, on the Expiration Date. See 'The
                                              Exchange Offer -- Withdrawal of Tenders.'
Acceptance of Outstanding Debentures and
  Delivery of Exchange Debentures.........  Subject to certain conditions (as summarized above in 'Conditions to the Exchange Offer' and described more fully under 'The Exchange
                                              Offer -- Certain Conditions to the Exchange Offer'), TWC will accept for exchange any and all Outstanding Debentures which are properly tendered in the Exchange Offer and not validly withdrawn prior to midnight, New York City time, on the Expiration Date. The
                                              Exchange Debentures issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See 'The Exchange
                                              Offer -- Terms of the Exchange Offer; Period for Tendering
                                              Outstanding Debentures.'
Certain Tax Considerations................  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See 'Certain United States
                                              Federal Income Tax Considerations.'
Exchange Agent............................  The Chase Manhattan Bank, the Trustee under the Indenture (as defined herein), is serving as exchange agent (the 'Exchange Agent') in connection with the Exchange Offer. The address of the Exchange
                                              Agent is: 55 Water Street, Room 234, North Building, New York, NY
                                              10041, Attention: Carlos Esteves. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is
                                              (212) 638-0828 and the facsimile number for the Exchange Agent is
                                              (212) 638-7375 or (212) 344-9367.
Use of Proceeds...........................  There will be no cash proceeds payable to TWC, TWI or TBS from the issuance of the Exchange Debentures pursuant to the Exchange Offer.

               CONSEQUENCES OF EXCHANGING OUTSTANDING DEBENTURES

     Holders of Outstanding Debentures who do not exchange their Outstanding Debentures for Exchange Debentures pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Outstanding Debentures and the restrictions on transfer of such Outstanding Debentures as set forth in the legend thereon as a consequence of the issuance of the Outstanding Debentures pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Debentures may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. TWC does not currently anticipate that it will register Outstanding Debentures under the Securities Act subsequent to the Exchange Offer. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, TWC believes that Exchange Debentures issued pursuant to the Exchange Offer in exchange for Outstanding Debentures may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of TWC, TWI or TBS within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Debentures are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Debentures. However, TWC does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that (i) the Exchange Debentures received by such holder will be acquired in the ordinary course of its business, (ii) at the time of the consummation of the Exchange Offer such holder will have not engaged in, and does not intend to engage in, a distribution of Exchange Debentures and has no arrangement or understanding to participate in a distribution of Exchange Debentures and (iii) such holder is not an affiliate of TWC, TWI or TBS within the meaning of Rule 405 of the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. If any holder is an affiliate of TWC, TWI or TBS or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Debentures to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Debentures received in exchange for Outstanding Debentures, where such Outstanding Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. TWC, TWI and TBS have agreed that, for a period of 90 days after the Expiration Date, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.' However, to comply with state securities laws, the Exchange Debentures may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the Exchange Debentures to 'qualified institutional buyers' (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. TWC, TWI and TBS currently do not intend to register or qualify the sale of the Exchange Debentures in any state where an exemption from registration or qualification is required and not available. See 'The Exchange Offer -- Consequences of Failure to Exchange and Requirements for Transfer for Exchange Debentures.'

                 SUMMARY DESCRIPTION OF THE EXCHANGE DEBENTURES

     The terms of the Exchange Debentures are identical in all material respects to the terms of the Outstanding Debentures, except for certain transfer restrictions and registration rights relating to the Outstanding Debentures and except that, with respect to the Outstanding Debentures, if TWC has not filed a Registration Statement covering the Exchange Debentures, caused such registration statement to become effective and consummated the Exchange Offer or caused a Shelf Registration Statement with respect to resales of the Outstanding Debentures to be declared effective within certain time periods, then Additional Interest on the Outstanding Debentures will be payable until the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement. See 'Registration Rights Agreement for Outstanding Debentures.' Holders whose Outstanding Debentures are accepted for exchange will not receive accrued interest thereon on the date of exchange. Instead, interest on the Exchange Debentures will accrue from the last interest payment date on which interest was paid on the Outstanding Debentures surrendered in exchange therefor, or if no interest has been paid on the Outstanding Debentures, from January 12, 1998. See 'The Exchange Offer -- Interest on the Exchange Debentures.'

Securities Offered........................  $500,000,000 aggregate principal amount of 6.95% Debentures Due 2028, which have been registered under the Securities Act, issued by TWC.
Interest..................................  Interest on the Debentures is payable semiannually in cash on January
                                              15 and July 15, commencing on July 15, 1998.
Redemption................................  The Debentures are not redeemable prior to maturity and do not have the benefit of a sinking fund.
Guarantees................................  All payments with respect to the Debentures (including principal and interest) are unconditionally guaranteed on an unsecured
                                              unsubordinated basis by each of the Guarantors.
Ranking...................................  The Debentures are senior indebtedness of TWC, ranking on a parity with all other unsecured and unsubordinated indebtedness of TWC, and each Guarantee is a senior obligation of the relevant
                                              Guarantor, ranking on a parity with all other unsecured and unsubordinated obligations of such Guarantor. See 'Description of the Debentures and the Guarantees -- Ranking.'
                                            Each of TWC and the Guarantors is a holding company and the
                                              Debentures and the Guarantees are effectively subordinated to all existing and future liabilities, including indebtedness, of the consolidated and unconsolidated subsidiaries of TWC and the
                                              Guarantors, respectively. As of September 30, 1997, such
                                              subsidiaries had an aggregate of approximately $20 billion of outstanding liabilities, including indebtedness. See 'Holding
                                              Company Structure.'
Certain Covenants.........................  The Indenture contains certain covenants with respect to TWC for the benefit of the holders of the Debentures, including, among other things, covenants limiting the incurrence of liens, senior indebtedness and merger, consolidation and certain sales of assets.
                                              See 'Description of the Debentures and the
                                              Guarantees -- Covenants.'
Book-Entry; Delivery and Form.............  The Exchange Debentures will be represented by one permanent global
                                              Exchange Debenture in definitive, fully registered form deposited with a custodian for, and

                                              registered in the name of a nominee of, The Depository Trust
                                              Company ('DTC'). See 'Description of the Debentures and the
                                              Guarantees -- Book-Entry; Delivery and Form.'
Absence of Public Market for the Exchange
  Debentures..............................  The Exchange Debentures will be new securities for which there currently is no market. Although the Placement Agents have informed
                                              TWC that they currently intend to make a market in the Exchange
                                              Debentures, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Debentures. TWC does not intend to apply for listing of the Exchange Debentures on any securities exchange or for quotation through the National Association of Securities
                                              Dealers Automated Quotation System.
Exchange Offer; Registration
  Rights..................................  Pursuant to the Registration Rights Agreement, TWC, TWI and TBS have agreed to file, at their cost, a registration statement with respect to the Exchange Offer. The Registration Statement of which this Prospectus is a part constitutes the registration statement for the Exchange Offer. See 'Registration Rights Agreement for
                                              Outstanding Debentures.'

                                USE OF PROCEEDS

     There will be no cash proceeds to TWC, TWI or TBS from the Exchange Offer. For a description of the use of proceeds from the Original Offering, see 'Use of Proceeds'.

                                CERTAIN FACTORS

     For a description of certain factors that should be considered by holders who tender their Outstanding Debentures in the Exchange Offer, see 'Certain Factors'.

                             TWC AND THE GUARANTORS

     TWI, together with its consolidated subsidiaries, including TWC and TBS, and unconsolidated subsidiaries, is the world's leading media and entertainment company and has interests in four fundamental areas of business: Entertainment, consisting principally of interests in filmed entertainment, television production, television broadcasting, recorded music and music publishing; Cable Networks, consisting principally of interests in cable television programming; Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing; and Cable, consisting principally of interests in cable television systems. Each of TWC, TBS and TWI is a holding company that derives its operating income and cash flow from its subsidiaries and investments. The assets of TWI consist primarily of its investments in TWC and TBS. The assets of TWC consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including Time Warner Entertainment Company, L.P. ('TWE'). The assets of TBS consist primarily of investments in its consolidated and unconsolidated subsidiaries. The ability of TWC to service its indebtedness and other liabilities, including the Debentures, and the ability of TWI and TBS to service their respective indebtedness and other liabilities, including the Guarantees, are dependent primarily upon the earnings and cash flow of their respective consolidated and unconsolidated subsidiaries and the distribution or other payment to them of such earnings and cash flow. See 'Holding Company Structure.'

     TWI became the parent of TWC and TBS on October 10, 1996 upon the merger of TWC and TBS with separate subsidiaries of TWI (the 'TBS Transaction'), as more fully described below. In connection therewith, TWI changed its name to Time Warner Inc. from TW Inc. and TWC changed its name from Time Warner Inc. to Time Warner Companies, Inc.

     TWE was formed as a Delaware limited partnership in 1992 to own and operate substantially all of the business of Warner Bros., Home Box Office and the cable television businesses owned and operated by TWC prior to such date. TWC and certain of its wholly owned subsidiaries own general and limited partnership interests aggregating 74.49% of the pro rata priority capital ('Series A Capital') and residual equity capital ('Residual Capital') of TWE and 100% of the senior priority capital and junior priority capital of TWE. The remaining 25.51% limited partnership interests in the Series A Capital and Residual Capital of TWE are held by a subsidiary of U S West, Inc. TWC does not consolidate TWE and certain related companies (the 'Entertainment Group') for financial reporting purposes.

TBS TRANSACTION

     On October 10, 1996, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of September 22, 1995, as amended, among TWC, TWI, TBS and certain of their wholly owned subsidiaries, among other things: (a) each of TWC and TBS became a wholly owned subsidiary of TWI through a merger with a subsidiary of TWI, (b) each outstanding share of common stock of TWC, other than shares held directly or indirectly by TWC, was converted into one share of common stock of TWI, (c) each outstanding share of preferred stock of TWC was converted into one share of a substantially identical series of preferred stock of TWI, (d) each outstanding share of common stock of TBS, other than shares held directly or indirectly by TWC or TWI or in the treasury of TBS, was converted into the right to receive 0.75 shares of common stock of TWI and (e) each outstanding share of preferred stock of TBS, other than shares held directly or indirectly by TWC or TWI, was converted into the right to receive
4.8 shares of common stock of TWI. Additional information on the TBS Transaction is set forth in Note 2 to TWI's consolidated financial statements included in TWI's 1996 Form 10-K, which is incorporated by reference herein.

RECIPROCAL GUARANTEES OF EXISTING INDEBTEDNESS

     In order to integrate TBS into TWI's operating structure and simplify the credit structure of TWI, TWC and TBS such that the financial risks associated with investing in the indebtedness of any one of the three companies are substantially equivalent to investing in the indebtedness of any of the other companies, TWI, TWC and TBS have entered into the following guarantees of outstanding publicly traded indebtedness ('Outstanding Securities') of TWC and
TBS:

     TWI, as primary obligor and not merely as surety, has irrevocably and unconditionally guaranteed (the 'Downstream Guarantees') (a) the full and punctual payment of principal of and interest on the Outstanding Securities of each of TWC and TBS when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of TWC and TBS under the Outstanding Securities of TWC and TBS and the indentures relating to the Outstanding Securities (including the obligations to the respective trustees) and (b) the full and punctual performance within applicable grace periods of all other obligations of TWC and TBS under the Outstanding Securities and the respective indentures.

     Each of TWC and TBS, as primary obligor and not merely as surety, has irrevocably and unconditionally guaranteed (the 'Cross Guarantees') (a) the full and punctual payment of principal of and interest on the Outstanding Securities of the other party when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the other party under the Outstanding Securities of such other party and the indentures relating to such Outstanding Securities (including the obligations to the respective trustees) and (b) the full and punctual performance within applicable grace periods of all other obligations of the other party under the Outstanding Securities and the respective indentures. The maximum aggregate amount of the Cross Guarantee by TBS shall not exceed the maximum amount that can be guaranteed by TBS without rendering such guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. In addition, it is expected that each of TWC and TBS will fully and unconditionally guarantee any publicly traded debt securities issued by TWI in the future (as of the date of this Registration Statement, TWI does not have any publicly traded indebtedness other than the Downstream Guarantees).

                                CERTAIN FACTORS

     Prospective holders of the Exchange Debentures should consider carefully the following factors as well as the other information and data included in this Prospectus before tendering their Outstanding Debentures in the Exchange Offer.

LACK OF PUBLIC MARKET FOR THE EXCHANGE DEBENTURES

     The Outstanding Debentures are currently owned by a small number of beneficial owners. The Outstanding Debentures have not been registered under the Securities Act and are subject to significant restrictions on resale. To the extent that Outstanding Debentures are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Outstanding Debentures could be adversely affected. The Exchange Debentures will be a new issue of securities for which there is currently no trading market, and there can be no assurance regarding the future development of a market for the Exchange Debentures, or the ability of holders of the Exchange Debentures to sell their Exchange Debentures or the price at which such holders may be able to sell their Exchange Debentures. Although the Placement Agents have informed TWC that they currently intend to make a market in the Exchange Debentures, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Debentures. TWC does not intend to apply for listing of the Exchange Debentures on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. If the Exchange Debentures are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, TWC, TWI and TBS.

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Debentures in exchange for Outstanding Debentures pursuant to the Exchange Offer will be made only after a timely receipt by TWC of Outstanding Debentures, a properly completed and duly executed Letter of Transmittal and all other required documents or an Agent's Message in lieu thereof. Therefore, holders of the Outstanding Debentures desiring to tender their Outstanding Debentures in exchange for Exchange Debentures should allow sufficient time to ensure timely delivery. TWC is under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Debentures for exchange. Outstanding Debentures that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions on transfer thereof. In addition, any holder of Outstanding Debentures who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Debentures may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Debentures for its own account in exchange for Outstanding Debentures, where the Outstanding Debentures were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Debentures. See 'Plan of Distribution.'

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF EXCHANGE DEBENTURES

     Holders of Outstanding Debentures who do not exchange their Outstanding Debentures for Exchange Debentures pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Outstanding Debentures and the restrictions on transfer of such Outstanding Debentures as set forth in the legend thereon as a consequence of the issuance of the Outstanding Debentures pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Debentures may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. TWC does not currently anticipate that it will register Outstanding Debentures under the Securities Act subsequent to the Exchange Offer. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, TWC believes that Exchange Debentures issued pursuant to the Exchange Offer in exchange for Outstanding Debentures may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of TWC, TWI or TBS within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Debentures are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Debentures. However, TWC does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that (i) the Exchange Debentures received by such holder will be acquired in the ordinary course of its business, (ii) at the time of the consummation of the Exchange Offer, such holder will have not engaged in, and does not intend to engage in, a distribution of Exchange Debentures and has no arrangement or understanding to participate in a distribution of Exchange Debentures and (iii) such holder is not an affiliate of TWC, TWI or TBS within the meaning of Rule 405 of the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. If any holder is an affiliate of TWC, TWI or TBS or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Debentures to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Debentures received in exchange for Outstanding Debentures, where such Outstanding Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. TWC has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.' However, to comply with state securities laws, the Exchange Debentures may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the Exchange Debentures to 'qualified institutional buyers' (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. TWC currently does not intend to register or qualify the sale of the Exchange Debentures in any state where an exemption from registration or qualification is required and not available. See 'The Exchange Offer -- Consequences of Failure to Exchange and Requirements for Transfer for Exchange Debentures.'

                            SELECTED HISTORICAL AND
                        PRO FORMA FINANCIAL INFORMATION

     TWI SELECTED FINANCIAL INFORMATION

     The selected historical and pro forma financial information of TWI set forth below has been derived from and should be read in conjunction with the consolidated financial statements and other financial information of TWI contained in (i) TWI's 1996 Form 10-K, (ii) the TWI 10-Qs and (iii) the TWI 8-Ks, each of which is incorporated by reference herein. Capitalized terms are as defined and described in such consolidated financial statements and in TWI's Current Report on Form 8-K dated November 13, 1997.

     The selected historical financial information for 1996 reflects (a) the acquisition of the remaining 80% interest in TBS that was not already owned by TWI (the 'TBS Transaction'), including the assumption of approximately $2.8 billion of indebtedness, (b) the use of approximately $1.55 billion of net proceeds from the issuance of 1.6 million shares of Series M exchangeable preferred stock, having an aggregate liquidation preference of $1.6 billion, to reduce outstanding indebtedness and (c) the acquisition of Cablevision Industries Corporation and related companies, including the assumption or incurrence of approximately $2 billion of indebtedness. The selected historical financial information for 1995 reflects (a) the acquisitions of KBLCOM Incorporated and Summit Communications Group, Inc., including the assumption or incurrence of approximately $1.3 billion of indebtedness and (b) the exchange by Toshiba Corporation and ITOCHU Corporation of their direct and indirect interests in TWE. The selected historical financial information for 1993 reflects the issuance of $6.1 billion of long-term debt and the use of $500 million of cash and equivalents for the exchange or redemption of preferred stock having an aggregate liquidation preference of $6.4 billion. The selected historical financial information for 1992 reflects the capitalization of TWE on June 30, 1992, using the purchase method of accounting for business combinations.

     Per common share amounts and average common shares have been restated to give effect to the four-for-one common stock split that occurred on September 10, 1992.

                                TIME WARNER INC.
                            SELECTED HISTORICAL AND
                        PRO FORMA FINANCIAL INFORMATION

                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                                                --------------------------   ------------------------------------------------------
                                                  PRO                          PRO
                                                FORMA(a)     HISTORICAL      FORMA(a)                    HISTORICAL
                                                --------   ---------------   --------   -------------------------------------------
                                                  1997      1997     1996      1996      1996      1995     1994     1993    1992
                                                --------   ------   ------   --------   -------   ------   ------   ------  ------
                                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING STATEMENT INFORMATION
Revenues......................................   $9,412    $9,458   $6,364   $12,761    $10,064   $8,067   $7,396   $6,581  $13,070
Depreciation and amortization.................      890       935      677     1,187        988      559      437      424    1,172
Business segment operating income(b)..........      761       802      464       901        966      697      713      591    1,343
Equity in pretax income of
  Entertainment Group(c)......................      517       522      270       268        290      256      176      281     --
Interest and other, net.......................      845       904      854     1,186      1,174      877      724      718      882
Income (loss) before extraordinary item.......       62        54     (215)     (269)      (156)    (124)     (91)    (164)      86
Net income (loss)(d)..........................       38        30     (250)     (304)      (191)    (166)     (91)    (221)      86
Net loss applicable to common shares (after
  preferred dividends)........................     (200)     (208)    (430)     (612)      (448)    (218)    (104)    (339)    (542)
Per share of common stock:
    Net loss(d)...............................   $(0.35)   $(0.37)  $(1.11)  $ (1.08)   $ (1.04)  $(0.57)  $(0.27)  $(0.90) $ (1.46)
    Dividends.................................   $ 0.27    $ 0.27   $ 0.27   $  0.36    $  0.36   $ 0.36   $ 0.35   $ 0.31  $ 0.265
Average common shares.........................    564.4     564.4    388.7     567.3      431.2    383.8    378.9    374.7    371.0

                                                               SEPTEMBER 30,                        DECEMBER 31,
                                                           ---------------------   -----------------------------------------------
                                                             PRO
                                                           FORMA(a)   HISTORICAL                     HISTORICAL
                                                           --------   ----------   -----------------------------------------------
                                                             1997        1997       1996      1995      1994      1993      1992
                                                           --------   ----------   -------   -------   -------   -------   -------
                                                                                        (IN MILLIONS)
BALANCE SHEET INFORMATION
Total assets.............................................  $33,537     $ 34,538    $35,064   $22,132   $16,716   $16,892   $27,366
Debt due within one year.................................        8            8         11        34       355       120       171
Long-term debt...........................................   11,472       12,493     12,713     9,907     8,839     9,291    10,068
Borrowings against future stock option proceeds..........      303          303        488     --        --        --        --
Company-obligated mandatorily redeemable preferred
  securities of subsidiaries holding solely subordinated
  notes and debentures of subsidiaries of TWI(e).........      949          949        949       949     --        --        --
Series M exchangeable preferred stock....................    1,809        1,809      1,672     --        --        --        --
Shareholders' equity:
    Preferred stock liquidation preference...............    3,559        3,559      3,559     2,994       140       140     6,532
    Equity applicable to common stock....................    5,971        5,971      5,943       673     1,008     1,230     1,635
        Total shareholders' equity.......................    9,530        9,530      9,502     3,667     1,148     1,370     8,167
Total capitalization.....................................   24,071       25,092     25,335    14,557    10,342    10,781    18,406

------------

 (a) The selected pro forma financial information as of and for the nine months ended September 30, 1997 and for the year ended December 31, 1996 gives effect to (i) the agreed-upon transfer by a wholly owned subsidiary of TWI of cable television systems serving an aggregate of approximately 667,000 subscribers to the Time Warner Entertainment-Advance/Newhouse Partnership ('TWE-A/N'), a partnership currently owned 66.7% by TWE and 33.3% by the Advance/Newhouse Partnership, subject to approximately $1 billion of debt, in exchange for common and preferred partnership interests therein, as well as certain related transactions (the 'TWE-A/N Transfers'), pursuant to an agreement entered into by such subsidiary on October 27, 1997 with TWE-A/N and each of its partners and (ii) with respect to 1996 only, (a) the TBS Transaction and (b) certain debt refinancings, as if such transactions had occurred at such date, with respect to balance sheet information, or at the beginning of such periods with respect to operating statement information.

 (b) Business segment operating income for the year ended December 31, 1995 includes $85 million in losses relating to certain businesses and joint ventures owned by the Music division which were restructured or closed.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (c) TWI's equity in the pre-tax income of the Entertainment Group for the nine months ended September 30, 1997 includes a $250 million pre-tax gain relating to the sale of TWE's interest in E! Entertainment Television, Inc.

 (d) The net income for the nine months ended September 30, 1997 and 1996 includes extraordinary losses on the retirement of debt of $24 million ($.04 per common share) and $35 million ($.09 per common share). The net loss for the year ended December 31, 1996 includes an extraordinary loss on the retirement of debt of $35 million ($.09 per common share). The net loss for the year ended December 31, 1995 includes an extraordinary loss on the retirement of debt of $42 million ($.11 per common share). The net loss for the year ended December 31, 1993 includes an extraordinary loss on the retirement of debt of $57 million ($.15 per common share) and an unusual charge of $70 million ($.19 per common share) from the effect of the new income tax law on TWI's deferred income tax liability.

 (e) Includes $374 million of preferred securities that were redeemed in December 1997 for all of TWI's interest in Hasbro, Inc.

ENTERTAINMENT GROUP SELECTED FINANCIAL INFORMATION.

     The selected historical and pro forma financial information of the Entertainment Group set forth below has been derived from and should be read in conjunction with (i) the consolidated financial statements and other financial information of TWI and TWE contained in the TWI's 1996 Form 10-K and the TWI 10-Qs and (ii) the consolidated financial statements and other financial information of TWI and the Entertainment Group contained in the TWI 8-Ks, which are incorporated herein by reference. Capitalized terms are as defined and described in such consolidated financial statements and in TWI's Current Report on Form 8-K dated November 13, 1997. The selected historical financial information for 1995 reflects the consolidation by TWE of TWE-A/N resulting from the formation of such partnership, effective as of April 1, 1995, and the consolidation of Paragon Communications effective as of July 6, 1995. The selected historical financial information gives effect to the consolidation of Six Flags Entertainment Corporation ('SFEC') effective as of January 1, 1993 as a result of an increase in TWE's ownership of SFEC from 50% to 100% in September 1993 and the subsequent deconsolidation of SFEC resulting from the disposition by TWE of a 51% interest in SFEC effective as of June 23, 1995.

                              ENTERTAINMENT GROUP
            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                             YEARS ENDED DECEMBER 31,
                                    ----------------------------    -----------------------------------------------------------
                                      PRO                             PRO
                                    FORMA(a)       HISTORICAL       FORMA(a)                      HISTORICAL
                                    --------    ----------------    --------    -----------------------------------------------
                                      1997       1997      1996       1996       1996       1995      1994      1993      1992
                                    --------    ------    ------    --------    -------    ------    ------    ------    ------
                                                                           (IN MILLIONS)
OPERATING STATEMENT INFORMATION
    Revenues.....................    $8,236     $8,190    $7,817    $10,899     $10,861    $9,629    $8,509    $7,963    $6,761
    Depreciation and
      amortization...............     1,072      1,027       908      1,302       1,244     1,060       959       909       788
    Business segment operating
      income.....................     1,031        990       845      1,128       1,090       992       852       905       814
    Interest and other, net(b)...       211        157       369        603         524       539       616       564       531
    Income before extraordinary
      item.......................       482        487       221        198         220       170       136       217       173
    Net income(c)................       482        487       221        198         220       146       136       207       173

                                                     SEPTEMBER 30,                            DECEMBER 31,
                                                 ----------------------    ---------------------------------------------------
                                                   PRO
                                                 FORMA(a)    HISTORICAL                        HISTORICAL
                                                 --------    ----------    ---------------------------------------------------
                                                   1997         1997        1996       1995       1994       1993       1992
                                                 --------    ----------    -------    -------    -------    -------    -------
                                                                                 (IN MILLIONS)
BALANCE SHEET INFORMATION
    Total assets..............................   $21,640      $ 20,388      20,027    $18,960    $18,992    $18,202    $15,886
    Debt due within one year..................         8             8           7         47         32         24          7
    Long-term debt............................     7,278         6,257       5,676      6,137      7,160      7,125      7,171
    Preferred stock of a subsidiary holding
      solely a mortgage note of its parent....       237           237       --         --         --         --         --
    Time Warner General Partners' Senior
      Capital.................................     1,096         1,096       1,543      1,426      1,663      1,536      --
    Partners' capital.........................     6,471         6,471       6,681      6,576      6,491      6,228      6,483

------------

 (a) The selected pro forma financial information as of and for the nine months ended September 30, 1997 and for the year ended December 31, 1996 gives effect to the TWE-A/N Transfers as if such transactions occurred at such date, with respect to balance sheet information, and at the beginning of such periods, with respect to operating statement information.

 (b) Interest and other, net, for the nine months ended September 30, 1997 includes a $250 million gain relating to the sale of TWE's interest in E! Entertainment Television, Inc.

 (c) The net income for the years ended December 31, 1995 and 1993 include extraordinary loss on the retirement of debt of $24 million and $10 million, respectively.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The historical ratios of earnings to fixed charges for each of TWI, TWC and TBS and the pro forma ratios of earnings to fixed charges for each of TWI and TWC are set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed. The ratios of earnings to fixed charges of TWI and TWC for all periods after 1992 reflect the deconsolidation of the Entertainment Group, principally TWE, effective January 1, 1993.

     The ratios of earnings to fixed charges of TBS for all post-merger periods have been adjusted to reflect TWI's basis of accounting. The ratios of earnings to fixed charges (or coverage deficiencies) of TBS for all pre-merger periods are reflected at TBS's historical cost basis of accounting. Certain reclassifications have been made to TBS's ratios of earnings to fixed charges for pre-merger periods to conform to the post-merger presentation.

     The historical ratio of earnings to fixed charges of each of TWI and TWC for 1996 reflects (a) the use of approximately $1.55 billion of net proceeds from the issuance of 1.6 million shares of Series M exchangeable preferred stock, having an aggregate liquidation preference of $1.6 billion to reduce outstanding indebtedness (the 'Preferred Stock Refinancing'), (b) the acquisition of Cablevision Industries Corporation and related companies, including the assumption or incurrence of approximately $2 billion of indebtedness and, with respect to TWI only, (c) the TBS Transaction, including the assumption of approximately $2.8 billion of indebtedness.

     The historical ratio of earnings to fixed charges of each of TWI and TWC for 1995 reflects (a) the acquisition of KBLCOM Incorporated and Summit Communications Group, Inc., including the assumption or incurrence of approximately $1.3 billion of indebtedness and (b) the exchange by Toshiba Corporation and ITOCHU Corporation of their direct and indirect interests in TWE.

     The historical ratio of earnings to fixed charges of each of TWI and TWC for 1993 reflects the issuance of $6.1 billion of long-term debt and the use of $500 million of cash and equivalents for the exchange or redemption of preferred stock having an aggregate liquidation preference of $6.4 billion. The historical ratio of earnings to fixed charges for 1992 reflects the capitalization of TWE on June 30, 1992 and associated refinancings, and the acquisition of the 18.7% minority interest in American Television and Communications Corporation as of June 30, 1992, using the purchase method of accounting for business combinations.

     The pro forma ratios of earnings to fixed charges for each of TWI and TWC for the nine months ended September 30, 1997 and the year ended December 31, 1996 give effect to (i) the TWE-A/N Transfers and (ii) with respect to 1996 only, (a) the Preferred Stock Refinancing and certain other debt refinancings and (b) with respect to TWI only, the TBS Transaction, as if such transactions had occurred at the beginning of such periods. The pro forma information presented below should be read in conjunction with the pro forma consolidated condensed financial statements contained in TWI's Current Report on Form 8-K dated November 13, 1997 and incorporated herein by reference. Such pro forma amounts are presented for informational purposes only and are not necessarily indicative of the actual ratios that would have occurred if such transactions had been consummated as of the dates indicated, nor are they necessarily indicative of future results.

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
                                           -------------------------    -------------------------------------------------
                                           PRO FORMA                    PRO FORMA
                                             1997       1997    1996      1996       1996    1995    1994    1993    1992
                                           ---------    ----    ----    ---------    ----    ----    ----    ----    ----
TWI.....................................      1.4x      1.4x    1.0x       1.1x      1.1x    1.1x    1.1x    1.1x    1.4x
TWC.....................................      1.4x      1.4x    1.0x       1.2x      1.1x    1.1x    1.1x    1.1x    1.4x

                               NINE MONTHS          THREE MONTHS          NINE MONTHS          YEARS ENDED DECEMBER 31,
                                  ENDED                 ENDED                ENDED           ----------------------------
                            SEPTEMBER 30, 1997    DECEMBER 31, 1996    SEPTEMBER 30, 1996    1995    1994    1993    1992
                            ------------------    -----------------    ------------------    ----    ----    ----    ----
TBS......................           1.8x                 1.6x                 $(44)          1.7x    1.3x    1.6x    1.4x

     For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (i) pretax income, (ii) interest expense, including previously capitalized interest amortized to expense and the portion of rents representative of an interest factor for TWI, TWC and TBS and their respective majority-owned subsidiaries, (iii) TWI's, TWC's and TBS's respective proportionate share of the items included in (ii) above for their 50%-owned companies, (iv) preferred stock dividend requirements of majority-owned subsidiaries, (v) minority interest in the income of majority-owned subsidiaries that have fixed charges and (vi) the amount of undistributed losses of each of TWI's, TWC's and TBS's less than 50%-owned companies. Fixed charges consist of
(i) interest expense, including interest capitalized and the portion of rents representative of an interest factor for TWI, TWC and TBS and their respective majority-owned subsidiaries, (ii) TWI's, TWC's and TBS's respective proportionate share of such items for their 50%-owned companies and (iii) preferred stock dividend requirements of majority-owned subsidiaries. Earnings as defined include significant noncash charges for depreciation and amortization. Historical fixed charges of TWI and TWC for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 include noncash interest expense of $73 million, $68 million, $91 million, $176 million and $219 million, respectively, principally relating to TWC's Liquid Yield Option Notes due 2012 and 2013 and, in 1995 and 1994 only, TWC's Redeemable Reset Notes due 2002. Historical fixed charges of TWI for the nine months ended September 30, 1997 and the year ended December 31, 1996 include an additional $2 million and $5 million, respectively, in noncash interest expense relating to TBS's zero coupon convertible notes due 2007. Pro forma fixed charges of TWI for the year ended December 31, 1996 similarly include an additional $14 million in noncash interest expense relating to TBS's zero coupon convertible notes due 2007 for the period prior to the consummation of the TBS Transaction. Historical fixed charges of TBS include noncash interest expense of $2 million, $5 million, $14 million, $18 million, $17 million, $29 million and $34 million for the nine months ended September 30, 1997, the three months ended December 31, 1996 and the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994, 1993 and 1992, respectively.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OUTSTANDING DEBENTURES


     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, TWC will accept for exchange Outstanding Debentures which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term 'Expiration Date' means midnight, New York City time, on March 30, 1998; provided, however, that if TWC, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term 'Expiration Date' means the latest time and date to which the Exchange Offer is extended.



     As of the date of this Prospectus, $500 million aggregate principal amount of the Outstanding Debentures is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about February 13, 1998, to all holders of Outstanding Debentures known to TWC. TWC's obligation to accept Outstanding Debentures for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under 'Certain Conditions to the Exchange Offer.'


     TWC expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer remains open, and thereby delay acceptance for exchange of any Outstanding Debentures, by giving oral or written notice of such extension in the manner described below. During any such extension, all Outstanding Debentures previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by TWC. Any Outstanding Debentures not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Outstanding Debentures tendered in the Exchange Offer must be in denominations of principal amounts of $1,000 and any integral multiples thereof.

     TWC expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Outstanding Debentures not theretofore accepted for exchange, upon the occurrence of any of the events specified below under ' -- Certain Conditions to the Exchange Offer.' TWC will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Outstanding Debentures as promptly as practicable, such notice in the case of any extension to be issued by means of press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

INTEREST ON THE EXCHANGE DEBENTURES

     Interest on the Exchange Debentures will be payable semiannually on January 15 and July 15 of each year, commencing on July 15, 1998, at the rate of 6.95% per annum. Interest on the Exchange Debentures will accrue from the last interest payment date on which interest was paid on the Outstanding Debentures surrendered in exchange therefor, or if no interest has been paid on the Outstanding Debentures, from January 12, 1998.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the

Outstanding Debentures and any other required documents, to the Exchange Agent prior to midnight, New York City time, on the Expiration Date (unless such tender is being effected pursuant to the procedure for book-entry transfer described below).

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Outstanding Debentures by causing DTC to transfer such Outstanding Debentures into the Exchange Agent's account and to deliver an Agents Message on or prior to the Expiration Date in accordance with DTC's procedures for such transfer and delivery. If delivery of Outstanding Debentures is effected through book-entry transfer into the Exchange Agent's account at DTC and an Agent's Message is not delivered, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under ' -- Exchange Agent' prior to midnight, New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The term 'Agents Message' means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a confirmation of the book-entry tender of their Outstanding Debentures into the Exchange Agent's Account at DTC, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the Letter of Transmittal and that TWC may enforce the Letter of Transmittal against such participant.

     The tender (as set forth above) by a holder of Outstanding Debentures will constitute an agreement between such holder and TWC in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for the holders.

     The method of delivery of Outstanding Debentures, the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. NO LETTER OF TRANSMITTAL OR OUTSTANDING DEBENTURES SHOULD BE SENT TO TWC.

     Only a holder of Outstanding Debentures may tender such Outstanding Debentures in the Exchange Offer. The term 'holder' with respect to the Exchange Offer means any person in whose name Outstanding Debentures are registered on the books of TWC or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Outstanding Debentures are held of record by DTC who desires to deliver such Outstanding Debentures by book-entry transfer at DTC.

     Any beneficial holder whose Outstanding Debentures are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Outstanding Debentures, either make appropriate arrangements to register ownership of the Outstanding Debentures in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an 'eligible guarantor institution' within the meaning of Rule 17Ad-15 under the Exchange Act (an 'Eligible Institution') unless the Outstanding Debentures tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled 'Special Issuance

Instructions' or 'Special Delivery Instructions' on the Letter of Transmittal or
(ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Outstanding Debentures listed therein, such Outstanding Debentures must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Outstanding Debentures on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Outstanding Debentures.

     If the Letter of Transmittal or any Outstanding Debentures or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by TWC, evidence satisfactory to TWC of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Outstanding Debentures will be determined by TWC in its sole discretion, which determination will be final and binding. TWC reserves the absolute right to reject any and all Outstanding Debentures not properly tendered or any Outstanding Debentures TWC's acceptance of which would, in the opinion of counsel for TWC, be unlawful. TWC also reserves the absolute right to waive any irregularities or conditions of tender as to particular Outstanding Debentures. TWC's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Debentures must be cured within such time as TWC shall determine. Neither TWC, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Outstanding Debentures nor shall any of them incur any liability for failure to give such notification. Tenders of Outstanding Debentures will not be deemed to have been made until such irregularities have been cured or waived. Any Outstanding Debentures received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Outstanding Debentures unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

     In addition, TWC reserves the right in its sole discretion to (a) purchase or make offers for any Outstanding Debentures that remain outstanding subsequent to the Expiration Date, or, as set forth under ' -- Certain Conditions to the Exchange Offer,' to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Outstanding Debentures in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

     By tendering, each holder of Outstanding Debentures will represent to TWC that, among other things, the Exchange Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Debentures, whether or not such person is the holder, that neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Debentures and that neither the holder nor any such other person is an 'affiliate' of TWC, TWI or TBS within the meaning of Rule 405 under the Securities Act or, if an affiliate, such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

ACCEPTANCE OF OUTSTANDING DEBENTURES FOR EXCHANGE; DELIVERY OF EXCHANGE
DEBENTURES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, TWC will accept, promptly after the Expiration Date, all Outstanding Debentures properly tendered and will issue the Exchange Debentures promptly, after acceptance of the Outstanding Debentures. See ' -- Certain Conditions to the Exchange Offer.'

     For purposes of the Exchange Offer, TWC shall be deemed to have accepted properly tendered Outstanding Debentures for exchange when, as and if TWC has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each Outstanding Debenture accepted for exchange, the holder of such Outstanding Debenture will receive an Exchange Debenture having a principal amount equal to that of the surrendered Outstanding Debenture. Interest on the Exchange Debentures will be payable semiannually on January 15 and July 15 of each year, commencing on July 15, 1998, at the rate of 6.95% per annum. Interest on the Exchange Debentures will accrue from the last interest payment date on which interest was paid on the Outstanding Debentures surrendered in exchange therefor, or if no interest has been paid on the Outstanding Debentures, from January 12, 1998.

     In all cases, issuance of Exchange Debentures for Outstanding Debentures that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Outstanding Debentures or a timely Book-Entry Confirmation of such Outstanding Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Outstanding Debentures are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Outstanding Debentures are submitted for a greater principal amount than the holder desired to exchange, such unaccepted or non-exchanged Outstanding Debentures will be returned without expense to the tendering holder thereof (or, in the case of Outstanding Debentures tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Outstanding Debentures will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Outstanding Debentures at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Outstanding Debentures by causing the Book-Entry Transfer Facility to transfer such Outstanding Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Outstanding Debentures may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof or an Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below, under ' -- Exchange Agent' on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Outstanding Debentures and who cannot deliver their Outstanding Debentures, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Outstanding Debentures, the certificate number or numbers of such Outstanding Debentures and the principal amount of Outstanding Debentures tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Outstanding Debentures to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Outstanding Debentures in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of

     Outstanding Debentures delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Outstanding Debentures may be withdrawn at any time prior to midnight, New York City time, on the Expiration Date.

     To withdraw a tender of Outstanding Debentures in the Exchange Offer, a facsimile transmission or letter notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Outstanding Debentures to be withdrawn (the 'Depositor'), (ii) include a statement that the Depositor is withdrawing its election to have Outstanding Debentures exchanged, and identify the Outstanding Debentures to be withdrawn (including the certificate number or numbers and principal amount of such Outstanding Debentures), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Outstanding Debentures were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Outstanding Debentures to register the transfer of such Outstanding Debentures into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Outstanding Debentures are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by TWC, whose determination shall be final and binding on all parties. Any Outstanding Debentures so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Debentures will be issued with respect thereto unless the Outstanding Debentures so withdrawn are validly retendered. Any Outstanding Debentures which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Debentures may be re-tendered by following one of the procedures described above under ' -- Procedures for Tendering' at any time prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     The Exchange Offer is not subject to any conditions, other than that (i) the Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the Commission and (ii) there is no injunction, order or decree issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of TWC to proceed with the Exchange Offer. There can be no assurance that any such condition will not occur. Holders of Outstanding Debentures will have certain rights against TWC under the Registration Rights Agreement should TWC fail to consummate the Exchange Offer.

     If TWC determines that it may terminate the Exchange Offer, as set forth above, TWC may (i) refuse to accept any Outstanding Debentures and return any Outstanding Debentures that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Outstanding Debentures tendered prior to the Expiration Date, subject to the rights of such holders of tendered Outstanding Debentures to withdraw their tendered Outstanding Debentures, or
(iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Outstanding Debentures that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, TWC will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Outstanding Debentures, and TWC will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Outstanding Debentures, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     The Chase Manhattan Bank, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and inquiries for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

           By Mail, Hand or Overnight Courier                            Facsimile Transmission Number
                     55 Water Street                                            (212) 638-7375
                Room 234, North Building                                       or (212) 344-9367
                   New York, NY 10041                                            (For Eligible
                       Attention:                                             Institutions Only)
                     Carlos Esteves                                          Confirm by Telephone
               (If by Mail, Registered or                                       (212) 638-0828
               Certified Mail Recommended)

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     TWC will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by TWC and are estimated to be $150,000.

TRANSFER TAXES

     Holders who tender their Outstanding Debentures for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct TWC to register Exchange Debentures in the name of, or request that Outstanding Debentures not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF EXCHANGE DEBENTURES

     Holders of Outstanding Debentures who do not exchange their Outstanding Debentures for Exchange Debentures pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Outstanding Debentures and the restrictions on transfer of such Outstanding Debentures as set forth in the legend thereon as a consequence of the issuance of the Outstanding Debentures pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Outstanding Debentures may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. TWC does not currently anticipate that it will register Outstanding Debentures under the Securities Act subsequent to the Exchange Offer. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, TWC believes that Exchange Debentures issued pursuant to the Exchange Offer in exchange for Outstanding Debentures may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of TWC, TWI or TBS within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Debentures are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Debentures. However, TWC does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that (i) the Exchange Debentures received by such holder will be acquired in the ordinary course of its business, (ii) at the time of the consummation of the Exchange Offer such holder will have not engaged in, and does not intend to engage in, a distribution of Exchange Debentures and has no arrangement or understanding to participate in a distribution of Exchange Debentures and (iii) such holder is not an affiliate of TWC, TWI or TBS within the meaning of Rule 405 of the Securities Act or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. If any holder is an affiliate of TWC, TWI or TBS or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Debentures to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Debentures received in exchange for Outstanding Debentures, where such Outstanding Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. TWC has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.' However, to comply with state securities laws, the Exchange Debentures may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the Exchange Debentures to 'qualified institutional buyers' (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. TWC currently does not intend to register or qualify the sale of the Exchange Debentures in any state where an exemption from registration or qualification is required and not available.

                                USE OF PROCEEDS

     There will be no cash proceeds to TWC, TWI or TBS from the Exchange Offer.

     The Exchange Offer is intended to satisfy certain of TWC's, TWI's and TBS's obligations under the Placement Agreement and the Registration Rights Agreement. In consideration for issuing the Exchange Debentures contemplated in this Prospectus, TWC will receive Outstanding Debentures in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Debentures (which they replace), except as otherwise described herein. The Outstanding Debentures surrendered in exchange for Exchange Debentures will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Debentures will not result in any increase or decrease in the indebtedness of TWC, TWI or TBS.

     The net proceeds of the Original Offering were approximately $490.2 million. The net proceeds from the Original Offering were used by TWC to redeem its 7.45% Notes due 1998, and prior to such use, to reduce short-term borrowings of TWC and its affiliates.

                DESCRIPTION OF THE DEBENTURES AND THE GUARANTEES

     The Outstanding Debentures were, and the Exchange Debentures will be, issued under an Indenture, dated as of January 15, 1993, as supplemented from time to time (such Indenture, as so supplemented being called the 'Indenture') among TWC, TWI, TBS and The Chase Manhattan Bank (formerly known as Chemical
Bank) (the 'Trustee'), as Trustee. The following summary of certain provisions of the Indenture and the Debentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the 'Trust Indenture Act'). Copies of the Indenture and the Debentures are available upon request from TWC. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. For definitions of certain capitalized terms used in the following summary, see ' -- Certain Definitions.' Section references are to the Indenture unless otherwise indicated.

GENERAL

     The Debentures bear interest at an annual rate of 6.95%, payable semiannually on January 15 and July 15 of each year, commencing July 15, 1998 (each an 'Interest Payment Date'), to Holders of record at the close of business on the December 15 or June 15 next preceding each such Interest Payment Date. The Debentures are issuable only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. To the extent described under ' -- Book Entry; Delivery and Form' below, the principal of and interest on the Debentures will be payable and the transfer of the Debentures will be registrable through DTC. (Sections 305 and 202, Form of Debenture and the Fifth Supplemental Indenture, dated as of January 12, 1998 (the 'Fifth Supplemental Indenture'), among TWC, TWI, TBS and the Trustee) TWC will not charge a service charge for any registration of transfer or exchange of Debentures; however, TWC may require payment by a Holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith. (Section 305) The Trustee shall authenticate and deliver Debentures in accordance with the Indenture and the procedures for dating, due execution by TWC and book-entry transfer set forth therein. (Section 303)

     For each Outstanding Debenture accepted for exchange, the Holder thereof will receive an Exchange Debenture having a principal amount equal to that of the surrendered Outstanding Debenture.

     The terms of the Exchange Debentures are identical in all material respects to the terms of the Outstanding Debentures, except for certain transfer restrictions and registration rights relating to the Outstanding Debentures and except that, with respect to the Outstanding Debentures, if TWC has not filed a Registration Statement covering the Exchange Debentures, caused such registration statement to become effective and consummated a registered exchange offer for the Outstanding Debentures or caused a Shelf Registration Statement with respect to resales of the Outstanding Debentures to be declared effective within certain time periods, then Additional Interest on the Outstanding Debentures will be payable until the consummation of a registered exchange offer or the effectiveness of the Shelf Registration Statement. See 'Registration Rights Agreement for Outstanding Debentures.'

     All Outstanding Debentures and Exchange Debentures will be treated as a single class of securities for all purposes under the Indenture.

TERMS OF THE DEBENTURES

     The Debentures are limited to $500,000,000 aggregate principal amount. The Debentures will mature on January 15, 2028, and are not redeemable prior to maturity and do not have the benefit of a sinking fund.

GUARANTEES

     Each of the Guarantors, as primary obligor and not merely as surety, has guaranteed to each Holder of the Debentures, and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Debentures when due, whether at maturity, by acceleration or otherwise, and all other monetary obligations of TWC under the Indenture (including obligations to the Trustee) and the Debentures and (ii) the full and punctual performance within applicable grace periods of all other obligations of TWC under the Indenture and the Debentures. The Guarantees constitute a guarantee of payment, performance and compliance and not merely of collection. The obligation of each to make any payments may be satisfied by causing TWC to make such payments. Further, each Guarantor has agreed to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder of Debentures in enforcing any of their respective rights under the Guarantees. (Section 2 of the Second Supplemental Indenture dated as of October 10, 1996, among TWC, TWI and the Trustee, and Section 2 of the Fourth Supplemental Indenture dated as of December 17, 1997 (the 'Fourth Supplemental Indenture'), among TWC, TWI, TBS and the Trustee) The maximum aggregate amount of the Guarantee by TBS shall not exceed the maximum amount that can be guaranteed by TBS without rendering such Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

RANKING

     The Debentures are senior indebtedness of TWC, ranking on a parity with all other unsecured and unsubordinated indebtedness of TWC, and each Guarantee is a senior obligation of the relevant Guarantor, ranking on a parity with all other unsecured and unsubordinated obligations of such Guarantor. Each of TWC and the Guarantors is a holding company and the Debentures and the Guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness, of the subsidiaries of TWC and the Guarantors, respectively. See 'Holding Company Structure.'

COVENANTS

     Limitation on Liens. The Indenture provides that neither TWC nor any Material Subsidiary of TWC shall incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness for money borrowed that is secured by a lien on any asset now owned or hereafter acquired by it unless TWC makes or causes to be made effective provision whereby the Debentures will be secured by such lien equally and ratably with (or prior to) all other indebtedness thereby secured so long as any such indebtedness shall be secured. The foregoing restriction does not apply to the following:

          (i) liens existing as of the date of the Indenture;

          (ii) liens created by Subsidiaries of TWC to secure indebtedness of such Subsidiaries to TWC or to one or more other Subsidiaries of TWC;

          (iii) liens affecting property of a person existing at the time it becomes a Subsidiary of TWC or at the time it merges into or consolidates with TWC or a Subsidiary of TWC or at the time of a sale, lease or other disposition of all or substantially all of the properties of such person to TWC or its Subsidiaries;

          (iv) liens on property existing at the time of the acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure indebtedness incurred prior to, at the time of, or within one year after the acquisition thereof for the purpose of financing all or part of the purchase price thereof;

          (v) liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

          (vi) liens consisting of or relating to the sale, transfer or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or with so-called tax shelter groups or other third-party investors in connection with the financing of such motion pictures, video and television programming, sound recordings or books in the ordinary course of business and the granting to TWC or any of its Subsidiaries of rights to distribute such motion pictures, video and television programming, sound recordings or books; provided, however, that no such lien shall attach to any asset or right of TWC or its Subsidiaries (other than the motion pictures, video and television programming, sound recordings, books or rights which were sold, transferred to or financed by the tax shelter group or third-party investors in question or the proceeds arising therefrom);

          (vii) liens on shares of stock, indebtedness or other securities of a Person that is not a Subsidiary;

          (viii) other liens arising in connection with indebtedness of TWC and its Subsidiaries in an aggregate principal amount for TWC and its Subsidiaries not exceeding at the time such lien is issued, created or assumed the greater of (A) 10% of the Consolidated Net Worth of TWC and (B) $500 million; and

          (ix) any extensions, renewal or replacement of any lien referred to in the foregoing clauses (i) through (viii) inclusive, or of any indebtedness secured thereby; provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, or at the time the lien was issued, created or assumed or otherwise permitted, and that such extension, renewal or replacement lien shall be limited to all or part of substantially the same property which secured the lien extended, renewed or replaced (plus improvements on such property). (Section 1006)

     Limitation on Senior Debt. The Indenture provides that TWC will not, and will not permit any of its Subsidiaries to, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for (collectively, 'incur') any Senior Debt, if after giving effect to such incurrence of Senior Debt, determined on a pro forma basis as if such incurrence had occurred on the first day of the Test Period, the Consolidated Cash Flow Coverage Ratio for TWC and its Subsidiaries for the Test Period would be less than 1.5 to 1; provided, however, that the foregoing restrictions will not apply to TWE or any of its Subsidiaries to the extent that the application of such restrictions would be prohibited under, or cause a violation of, TWE's bank credit agreement as in effect from time to time or any successor or replacement credit agreement. (Section 1007)

     Other than the restrictions in the Indenture on liens and incurrence of Senior Debt described above, the Indenture and the Debentures do not contain any covenants or other provisions designed to afford Holders of Debentures protection in the event of a recapitalization or highly leveraged transaction involving TWC.

     Limitation on Merger, Consolidation and Certain Sales of Assets. The Indenture provides that neither TWC nor the Guarantors will merge or consolidate with or into, or convey or transfer its property substantially as an entirety to, any Person unless (a) the successor is organized and existing under the laws of the United States or any State or the District of Columbia, (b) (i) in the case of TWC, the successor assumes TWC's obligations under the Indenture and the Debentures on the same terms and conditions and (ii) in the case of each Guarantor, the successor assumes such Guarantor's obligations under the Indenture and its Guarantee on the same terms and conditions and (c) immediately after giving effect to such transactions, there is no default under the Indenture. (Sections 801 and 802, as amended by the Third Supplemental Indenture dated as of December 31, 1996 (the 'Third Supplemental Indenture'), among TWC, TWI and the Trustee and the Fourth Supplemental Indenture)

CERTAIN DEFINITIONS

     The following are certain of the terms defined in the Indenture:

          'Consolidated Cash Flow' means, with respect to TWC, for any period, the net income of TWC and its Subsidiaries as determined on a consolidated basis in accordance with GAAP consistently applied, plus the sum of depreciation, amortization, other noncash charges which reduce net income, income tax expense and interest expense, in each case to the extent deducted in determining such net income, and excluding extraordinary gains or losses. Notwithstanding the foregoing, for purposes of determining the Consolidated Cash Flow of TWC, there shall be included, in respect of each other Person that is accounted for by TWC on the equity method (as determined in accordance with GAAP), TWC's proportionate amount of such other Person's and its Subsidiaries' consolidated net income, depreciation, amortization, other noncash charges which reduce net income, income tax expense and interest expense, in each case to the extent deducted in determining such other Person's net income, excluding extraordinary gains and losses.

          'Consolidated Cash Flow Coverage Ratio' means, for any period, the ratio for such period of Consolidated Cash Flow to Consolidated Interest Expense. In determining the Consolidated Cash Flow Coverage Ratio, effect shall be given to the application of the proceeds of Senior Debt whose incurrence is being tested to the extent such proceeds are to be used to repay or refinance other Senior Debt.

          'Consolidated Interest Expense' means, with respect to TWC, for any period, cash interest expense of TWC and its Subsidiaries on Senior Debt for such period other than the amount amortized during such period in respect of all fees paid in connection with the incurrence of such Senior Debt, such expense to be determined on a consolidated basis in accordance with GAAP consistently applied. Notwithstanding the foregoing, for purposes of determining the Consolidated Interest Expense of TWC, there shall be included, in respect of each other Person that is accounted for by TWC on the equity method (as determined in accordance with GAAP), TWC's proportionate amount of the cash interest expense of such other Person and its Subsidiaries on Senior Debt for the relevant period other than the amount amortized during such period in respect of all fees paid in connection with the incurrence of such Senior Debt, such expense to be determined on a consolidated basis in accordance with GAAP consistently applied.

          'Consolidated Net Worth' means, with respect to TWC, at the date of any determination, the consolidated stockholders' equity of TWC and its Subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

          'GAAP' means generally accepted accounting principles as such principles are in effect as of the date of the Indenture.

          'Material Subsidiary' means, with respect to TWC, any Person that is a Subsidiary if at the end of the most recent fiscal quarter of TWC, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Person held by TWC and its other Subsidiaries exceeded 10% of TWC's Consolidated Net Worth.

          'Person' means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          'Senior Debt' means, with respect to any Person, all indebtedness of such Person in respect of money borrowed, determined in accordance with GAAP consistently applied, other than indebtedness as to which the instrument governing such indebtedness provides that such indebtedness is, or which is in effect, subordinated or junior in right of payment to any other indebtedness of such Person.

          'Subsidiary' means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

          'Test Period' means, with respect to any date, the period consisting of the most recent four full fiscal quarters for which financial information is generally available.

DEFEASANCE

     The Indenture provides that TWC (and to the extent applicable, the Guarantors), at its option, (a) will be Discharged from any and all obligations in respect of the Debentures (except in each case for certain obligations to register the transfer or exchange of the Debentures, replace stolen, lost or mutilated Debentures, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with the covenants described above under 'Covenants' and certain Events of Default (other than those arising out of the failure to pay interest or principal on the Debentures and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to

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
such Debentures, in each case if TWC deposits with the applicable Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the Debentures are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such Debentures. To exercise any such option, TWC is required, among other things, to deliver to the Trustee an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the Holders of such Debentures to recognize income, gain or loss for Federal income tax purposes and, in the case of a Discharge pursuant to clause (a), accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service and
(ii) the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended. In addition, TWC is required to deliver to the Trustee an Officers' Certificate stating that such deposit was not made by TWC with the intent of preferring the Holders of the Debentures over other creditors of TWC or with the intent of defeating, hindering, delaying or defrauding creditors of TWC or others. (Article 4, as amended by the Third Supplemental Indenture and the Fourth Supplemental Indenture)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that, if an Event of Default specified therein with respect to the Debentures shall have happened and be continuing, either the Trustee or the Holders of 25% in aggregate principal amount of the Debentures (or 25% in aggregate principal amount of all outstanding Debt Securities under the Indenture, in the case of certain Events of Default affecting all series of Debt Securities under the Indenture) may declare the principal of all the Debentures to be due and payable. (Section 502)

     Events of Default in respect of the Debentures are defined in the Indenture as being: (i) default for 30 days in payment of any interest installment with respect to the Debentures; (ii) default in payment of principal of, or premium, if any, on, or any sinking fund or analogous payment with respect to, the Debentures when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise; (iii) default for 90 days after notice to TWC (or the Guarantors, if applicable) by the Trustee thereunder or by Holders of 25% in aggregate principal amount of the Debentures in the performance of any covenant pertaining to the Debentures; (iv) failure to pay when due, upon final maturity or upon acceleration, the principal amount of any indebtedness for money borrowed of TWC in excess of $50 million, if such indebtedness is not discharged, or such acceleration annulled, within 60 days after written notice; and (v) certain events of bankruptcy, insolvency and reorganization with respect to either Guarantor, TWC or any Material Subsidiary of TWC which is organized under the laws of the United States or any political sub-division thereof. (Section 501, as amended by the Third Supplemental Indenture and the Fourth Supplemental Indenture, and Form of Debenture)

     The Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the Debentures, give to the Holders of the Debentures notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the Debentures, the Trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the Debentures. The term 'default' for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated. (Section 602)

     The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified by the Holders of the Debentures before proceeding to exercise any right or power under the Indenture at the request of Holders of the Debentures. (Section 603)

     The Indenture provides that the Holders of a majority in aggregate principal amount of the outstanding Debentures may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions. (Section 512)

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     The Indenture includes a covenant that TWC will file annually with the
Trustee a certificate of no default or specifying any default that exists. (Section 1004)

     In certain cases, the Holders of a majority in principal amount of the outstanding Debentures may on behalf of the Holders of all Debentures waive any past default or Event of Default with respect to the Debentures or compliance with certain provisions of the Indenture, except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the Debentures. (Sections 513 and 1008)

MODIFICATION OF THE INDENTURE

     TWC and the Trustee may, without the consent of the Holders of the Debentures or any other series of Debt Securities, enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes: (i) to evidence the succession of another Person to TWC or either Guarantor, and the assumption by such successor of TWC or such Guarantor's obligations under the Indenture and the Debt Securities of any series or the Guarantees relating thereto; (ii) to add covenants of TWC and either Guarantor, or surrender any rights of TWC or either Guarantor, for the benefit of the Holders of Debt Securities of any or all series; (iii) to cure any ambiguity, or correct any inconsistency in the Indenture; (iv) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Debt Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the Indenture; (v) to establish the form or terms of any series of Debt Securities; and (vi) to provide any additional Events of Default. (Section 901, as amended by the Third Supplemental Indenture and the Fourth Supplemental Indenture)

     The Indenture contains provisions permitting TWC and the Trustee thereunder, with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities of each series to be affected, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Debt Securities of such series to be affected, except that no such supplemental indenture may, without the consent of the Holders of affected Debt Securities, among other things, change the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce the number of shares of any common stock or other securities to be delivered by TWC in respect of a conversion of any convertible Debt Securities or reduce the aforesaid percentage of Debt Securities of any series the consent of the Holders of which is required for any such supplemental indenture. (Section 902)

THE TRUSTEE

     The Chase Manhattan Bank, formerly known as Chemical Bank, is the Trustee under the Indenture. The Trustee is a depository for funds and performs other services for, and transacts other banking business with, the Company and the Guarantors in the normal course of business. Chase Securities Inc., one of the Placement Agents, is an affiliate of the Trustee.

GOVERNING LAW

     The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY; DELIVERY AND FORM

     The Exchange Debentures will be represented by one or more permanent global Exchange Debentures in definitive, fully registered form without interest coupons (collectively, the 'Global Exchange Debenture') and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

     Ownership of beneficial interests in the Global Exchange Debenture will be limited to persons who have accounts with DTC ('participants') or persons who hold interests through participants. Ownership of beneficial interests in the Global Exchange Debenture will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of the Global Exchange Debenture, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Debentures represented by the Global Exchange Debenture for all purposes under the Indenture and the Exchange Debentures. No beneficial owner of an interest in the Global Exchange Debenture will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, and interest on, the Global Exchange Debenture will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither TWC, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     TWC expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Exchange Debenture, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Exchange Debenture as shown on the records of DTC or its nominee. TWC also expects that payments by participants to owners of beneficial interests in such Global Exchange Debenture held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     TWC expects that DTC will take any action permitted to be taken by a Holder of Exchange Debentures (including the presentation of Exchange Debentures for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Exchange Debenture is credited and only in respect of such portion of the aggregate principal amount of Exchange Debentures as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Exchange Debentures, DTC will exchange the Global Exchange Debenture for definitive Exchange Debentures in certificated form, which it will distribute to its participants.

     TWC understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a 'banking organization' within the meaning of New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the Uniform Commercial Code and a 'Clearing Agency' registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ('indirect participants').

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Debenture among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither TWC nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of its respective obligations under the rules and procedures governing its operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Debenture and a successor depositary is not appointed by TWC within 90 days, TWC will issue definitive Exchange Debentures in certificated form in exchange for the Global Exchange Debenture.

SAME-DAY SETTLEMENT AND PAYMENT

     So long as DTC continues to make its Settlement System available to TWC, all payments of principal of and interest on the Debentures will be made by TWC in immediately available funds.

            REGISTRATION RIGHTS AGREEMENT FOR OUTSTANDING DEBENTURES

     Holders of Exchange Debentures are not entitled to any registration rights with respect to the Exchange Debentures. TWC, TWI and TBS have agreed, pursuant to the Registration Rights Agreement (the 'Registration Rights Agreement') with the Placement Agents, for the benefit of the holders of the Outstanding Debentures, that TWC, TWI and TBS will file with the Commission and use its reasonable best efforts to cause to become effective a registration statement (the 'Registration Statement') with respect to the Exchange Debentures identical in all material respects to the Outstanding Debentures and, upon becoming effective, to offer the Holders of the Outstanding Debentures the opportunity to exchange their Outstanding Debentures for the Exchange Debentures. The Registration Rights Agreement provides that in the event that TWC, TWI and TBS are not permitted to effect such Exchange Offer, TWC, TWI and TBS will instead file a registration statement covering resales by the Holders of Outstanding Debentures (a 'Shelf Registration Statement') and will use their reasonable best efforts to cause such Shelf Registration Statement to become effective and to keep such Shelf Registration Statement effective for two years from January 12, 1998 (the 'Closing Date'). TWC is required, in the event a Shelf Registration Statement is filed, to provide to each Holder of the Outstanding Debentures copies of the prospectus and notify each such Holder when the Shelf Registration Statement has become effective. A Holder that sells Outstanding Debentures pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a current prospectus to purchasers, and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales.

     Under the Registration Rights Agreement, TWC, TWI and TBS have agreed to use their reasonable best efforts to: (i) file the Registration Statement or a Shelf Registration Statement with the Commission, (ii) have such Registration Statement or Shelf Registration Statement declared effective by the Commission within 180 days after the Closing Date and (iii) commence the Exchange Offer and issue the Exchange Debentures in exchange for all Outstanding Debentures validly tendered in accordance with the terms of the Exchange Offer prior to the close of the Exchange Offer, or, in the alternative, cause such Shelf Registration Statement to remain effective for two years from the Closing Date.

     If TWC, TWI and TBS fail to comply with the above provisions, additional interest (the 'Additional Interest') on the Outstanding Debentures would be assessed as follows:

          (i) If the Registration Statement or Shelf Registration Statement is not filed within 150 days following the Closing Date, then commencing on the 151st day after the Closing Date, Additional Interest shall be accrued on the Outstanding Debentures over and above the accrued interest at a rate of .50% per annum; or

          (ii) If a Registration Statement or Shelf Registration Statement is filed pursuant to (i) above and is not declared effective within 180 days following the Closing Date, then commencing on the 181st day after the Closing Date, Additional Interest shall be accrued on the Outstanding Debentures over and above the accrued interest at a rate of .50% per annum; or

          (iii) If either (A) TWC has not exchanged Exchange Debentures for all Outstanding Debentures validly tendered in accordance with the terms of the Exchange Offer on or prior to 45 days after the date on which the Registration Statement was declared effective, or (B) if applicable, the Shelf Registration Statement has been declared effective but such Shelf Registration Statement ceases to be effective at any time prior to two years from the Closing Date, then Additional Interest shall be accrued on the Outstanding Debentures over and above the accrued interest at a rate of .50% per annum immediately following the (x) 46th day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective in the case of (B) above;

provided, however, that the Additional Interest rate on the Outstanding Debentures may not exceed .50% per annum; and, provided, further, that (1) upon the filing of the Registration Statement or Shelf Registration Statement (in the case of (i) above), (2) upon the effectiveness of the Registration Statement or Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of Exchange Debentures for all Outstanding Debentures tendered or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective prior to two years from the Closing Date (in the case of (iii) above), Additional Interest on the Outstanding Debentures as a result of such clause
(i), (ii) or (iii) shall cease to accrue.

     Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original payment dates of the Outstanding Debentures. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Outstanding Debentures, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

     If TWC, TWI and TBS effect the Exchange Offer, TWC, TWI and TBS will be entitled to close the Exchange Offer provided that TWC has accepted all Outstanding Debentures theretofore validly tendered in accordance with the terms of the Exchange Offer. The consummation of the Exchange Offer will satisfy the obligations of TWC, TWI and TBS under the Registration Rights Agreement. Outstanding Debentures not tendered in the Exchange Offer shall bear interest at the same rates in effect at the time of issuance of the Outstanding Debentures.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

                           HOLDING COMPANY STRUCTURE

     Each of TWC, TWI and TBS is a holding company, the assets of which consist primarily of investments in its respective consolidated and unconsolidated subsidiaries. The assets of TWI consist primarily of its investment in TWC and TBS. The assets of TWC consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including TWE. Although the assets of TBS consist primarily of investments in its consolidated and unconsolidated subsidiaries, TBS also directly owns certain assets that are used in the operation of WTBS, a television station in Atlanta, Georgia and TBS, a copyright-paid cable programming service and certain retail stores that together represent less than 5% of the consolidated assets of TBS at December 31, 1996. A substantial portion of the consolidated liabilities of TWC, TWI and TBS have been incurred by subsidiaries. TWE, which is not consolidated with either the TWC or TWI for financial reporting purposes, also has substantial indebtedness and other liabilities. The rights of TWC and the Guarantors and the rights of their creditors, including Holders of Debentures, to participate in the distribution of assets of any person in which TWC or the Guarantors owns an equity interest (including any subsidiary and TWE) upon such person's liquidation or reorganization will be subject to prior claims of such person's creditors, including trade creditors, except to the extent that TWC or the Guarantors may be a creditor with recognized claims against such person (in which case the claims of TWC and the Guarantors would still be subject to the prior claims of any secured creditor of such person and of any holder of indebtedness of such person that is senior to that held by TWC or the Guarantors). Accordingly, the Holders of the Debentures may be deemed to be effectively subordinated to such claims. As of September 30, 1997, the consolidated and unconsolidated subsidiaries of TWC and Guarantors had an aggregate of approximately $20 billion of outstanding liabilities, including indebtedness.

     Each of TWC's and the Guarantors' ability to service its indebtedness and other obligations, including the Debentures and the Guarantees, respectively, and the ability of each of them to pay dividends on its common and/or preferred stock is dependent primarily upon the earnings and cash flow of their respective consolidated and unconsolidated subsidiaries and the distribution or other payment to them of such earnings and cash flow. The TWE Agreement of Limited Partnership and its bank credit facilities limit distributions and other transfers of funds to TWC and TWI.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of the principal United States Federal income tax consequences to holders of Outstanding Debentures who exchange their Outstanding Debentures for Exchange Debentures pursuant to the Exchange Offer. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to holders of Outstanding Debentures who hold the Debentures as capital assets, within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to holders of Outstanding Debentures and Exchange Debentures in light of their personal circumstances or to certain types of holders of Outstanding Debentures and Exchange Debentures (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Debenture).

     In addition, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, or any estate or gift tax considerations.

EXCHANGE OFFER

     The exchange of Outstanding Debentures for Exchange Debentures pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for United States Federal income tax purposes. Accordingly, there should be no United States Federal income tax consequences to holders who exchange Outstanding Debentures for Exchange Debentures pursuant to the Exchange Offer and any such holder should have the same adjusted tax basis and holding period in the Exchange Debentures as it had in the Outstanding Debentures immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Debentures. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Debentures received in exchange for Outstanding Debentures where such Outstanding Debentures were acquired as a result of market-making activities or other trading activities. TWC has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.

     TWC will not receive any proceeds from any sale of Exchange Debentures by broker-dealers or any other holder of Exchange Debentures. Exchange Debentures received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Debentures. Any broker-dealer that resells Exchange Debentures that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Debentures may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of Exchange Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, TWC will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. TWC has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Debentures (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Debentures for its own account pursuant to the Exchange Offer agrees that, in the case that TWC is required to file a Shelf Registration Statement, on receipt of notice from TWC (i) that TWC is suspending the availability of the Shelf Registration Statement or (ii) of the happening of any event which makes any statement in the Shelf Registration Statement or the related prospectus untrue in any material respect or which requires the making of any changes in the Shelf Registration Statement or the related prospectus in order to make the statements therein not misleading (which notice TWC agrees to deliver promptly to the broker-dealer), the broker-dealer will suspend use of such prospectus until TWC has amended or supplemented the prospectus to correct the misstatement or omission and has furnished copies of the amended or supplemental prospectus to the broker-dealer. If TWC shall give any such notice to suspend the use of the prospectus, it shall extend the 90-day period referred to above by the number of days during the period from and including the date of the giving of the notice to and including when broker-dealers shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Exchange Debentures.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of the Exchange Debentures in connection with the Exchange Offer are being passed upon for TWC and the Guarantors by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of TWI and TWE appearing in TWI's 1996 Form 10-K and the combined financial statements of the Time Warner Service Partnerships incorporated by reference therein, have been audited by Ernst & Young LLP, Independent Auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Cablevision Industries Corporation at December 31, 1995, and for the year then ended, incorporated by reference in this Prospectus from TWI's Current Report on Form 8-K dated November 13, 1997, have been audited by Ernst & Young LLP, Independent Auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Cablevision Industries Corporation as of December 31, 1994, and for each of the two years in the period ended December 31, 1994, incorporated by reference in this Prospectus from TWI's Current Report on Form 8-K dated November 13, 1997, have been audited by Arthur Andersen LLP, Independent Public Accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Paragon Communications as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus from TWI's 1996 Form 10-K, and the consolidated financial statements of TBS, as of December 31, 1994 and 1995, and for the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus from TWI's Current Report on Form 8-K dated November 13, 1997, have been audited by Price Waterhouse LLP, Independent Accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     No person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by TWC, TWI or TBS or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which they relate. Neither the delivery of this Prospectus nor any sale of or offer to sell the Debentures offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of TWC, TWI or TBS or that the information herein is correct as of any time after the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Debentures offered hereby in any State to any person to whom it is unlawful to make such offer or solicitation in such State.

_____________________________                      _____________________________

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TWC, TWI OR TBS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TWC, TWI OR TBS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS
OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Available Information......................................................................................     3
Information Incorporated by Reference......................................................................     4
Prospectus Summary.........................................................................................     5
TWC and the Guarantors.....................................................................................    11
Certain Factors............................................................................................    13
Selected Historical and Pro Forma Financial Information....................................................    15
Ratio of Earnings to Fixed Charges.........................................................................    18
The Exchange Offer.........................................................................................    20
Use of Proceeds............................................................................................    26
Description of the Debentures and the Guarantees...........................................................    27
Registration Rights Agreement for Outstanding Debentures...................................................    34
Holding Company Structure..................................................................................    35
Certain United States Federal Income Tax Considerations....................................................    36
Plan of Distribution.......................................................................................    36
Legal Matters..............................................................................................    37
Experts....................................................................................................    37

                                  $500,000,000

                             TIME WARNER COMPANIES, INC.
                       FULLY AND UNCONDITIONALLY GUARANTEED BY
                                  TIME WARNER INC.
                                        AND
                            TURNER BROADCASTING SYSTEM, INC.
                              6.95% DEBENTURES DUE 2028

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                                FEBRUARY 13, 1998
_____________________________                      _____________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     TWI and TWC

     Section 145 of the Delaware General Corporation law (the 'DGCL') provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a 'derivative action'), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Each of TWI's and TWC's By-laws require indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of TWI who is or was involved or threatened to be made so involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer or employee of TWI or TWC or any predecessor of TWI or TWC or was serving at the request of TWI or TWC as a director, officer or employee of any other enterprise.

     Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as TWI and TWC, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 1, Article X of TWI's and Article VIII of TWC's Restated Certificate of Incorporation eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

     The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, TWI's and TWC's By-laws and Section 1, Article X of TWI's and Article VIII of TWC's Restated Certificate of Incorporation, as applicable.

     The Directors' and Officers' Liability and Reimbursement Insurance Policy of TWI is designed to reimburse each of the registrants for any payments made by each pursuant to the foregoing indemnification. The policy has coverage of $50,000,000.

     TBS

     TBS's By-laws provide for indemnification of directors and officers of TBS against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of TBS.

     TBS's By-laws provide for indemnification of directors and officers of TBS in connection with or resulting from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her being or having been a director or officer, or by reason of any action taken or not taken in his or her capacity as such director or officer or as a member of any committee appointed by the Board of Directors of TBS to act for, in the interest of, or on behalf of TBS provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of TBS and, in addition, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful.

     Indemnification is mandatory in the case of a director or officer who is wholly successful on the merits or otherwise with respect to any claim, action, suit or proceeding of the character described above. In other cases, the determination whether to indemnify a director or officer is made by a majority of disinterested directors, a majority of disinterested shareholders, or independent legal counsel selected by any Judge of the United States District Court for the Northern District of Georgia, Atlanta Division, at the request of either TBS or the person seeking indemnification.

     TBS's Articles of Incorporation provide that a director of TWI will not be personally liable to TBS or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of the director's duties, of any business opportunity of TWI, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for making a distribution in violation of Section 14-2-831 of the Georgia Business Corporation Code or (iv) for any transaction from which the director derived an improper personal benefit.

     TBS has insurance to indemnify its directors and officers, subject to the limits contained in those policies, from those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of Georgia.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


 4.1     --  Indenture, dated as of January 15, 1993, between TWC (formerly known as Time Warner Inc.) and The Chase
             Manhattan Bank (formerly known as Chemical Bank), as Trustee (filed as Exhibit 4.1 to TWI's Registration
             Statement on Form S-3 (File No. 33-57030) filed with the Commission on January 14, 1993)*
 4.2     --  Second Supplemental Indenture, dated as of October 10, 1996, among TWI, TWC and The Chase Manhattan Bank, as Trustee (filed as Exhibit 4.1 to TWI's Quarterly Report on Form 10-Q for the quarter ended September 30,
             1996).*
 4.3     --  Third Supplemental Indenture, dated as of December 31, 1996, among TWI, TWC and The Chase Manhattan Bank, as Trustee (filed as Exhibit 4.10 to TWI's Annual Report on Form 10-K for the year ended December 31,
             1996).*
 4.4     --  Fourth Supplemental Indenture, dated as of December 17, 1997, among TWI, TWC, TBS and The Chase Manhattan
             Bank, as Trustee.
 4.5     --  Fifth Supplemental Indenture, dated as of January 12, 1998, among TWI, TWC, TBS and The Chase Manhattan
             Bank, as Trustee.
 4.6     --  Form of 6.95% Debenture due 2028 (included in Exhibit 4.5).
 4.7     --  Placement Agreement, dated January 6, 1998, among TWC, the Guarantors and Morgan Stanley & Co.
             Incorporated, Bear, Stearns & Co. Inc., Chase Securities Inc., Merrill Lynch, Pierce, Fenner & Smith
             Incorporated and J.P. Morgan Securities Inc.
 4.8     --  Registration Rights Agreement, dated January 12, 1998, among TWC, the Guarantors and Morgan Stanley & Co.
             Incorporated, Bear, Stearns & Co. Inc., Chase Securities Inc., Merrill Lynch, Pierce, Fenner & Smith
             Incorporated and J.P. Morgan Securities Inc.
 5       --  Opinion of Cravath, Swaine & Moore.
12       --  Statement regarding the computation of the ratio of earnings to fixed charges of TWI.
12.1     --  Statement regarding the computation of the ratio of earnings to fixed charges of TWC.
12.2     --  Statement regarding the computation of the ratio of earnings to fixed charges of TBS.
23.1     --  Consent of Ernst & Young LLP, Independent Auditors.
23.2     --  Consent of Counsel (included in Exhibit 5).
23.3     --  Consent of Arthur Andersen LLP, Independent Public Accountants.
23.4     --  Consent of Price Waterhouse LLP, Independent Accountants.
23.5     --  Consent of Price Waterhouse LLP, Independent Accountants.
24.1     --  Power of Attorney of TWI.
24.2     --  Power of Attorney of TWC.
24.3     --  Power of Attorney of TBS.
25       --  Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan Bank with respect to TWC, TWI and TBS.

99.1     --  Form of Letter of Transmittal.**
99.2     --  Form of Notice of Guaranteed Delivery.**
99.3     --  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.**
99.4     --  Form of Letter to Clients.**

------------


  'D' Unless otherwise indicated, the exhibits have been previously filed as part of this Registration Statement.


  * Incorporated by reference.

 ** Filed herewith.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of any of the registrants' annual reports pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20 above, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 11, 1998.


                                          TIME WARNER INC.

                                          By:   /s/ PETER R. HAJE
                                               .................................
                                               NAME: PETER R. HAJE
                                               TITLE: EXECUTIVE VICE PRESIDENT



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on February 11, 1998 by the following persons in the capacities indicated.


                SIGNATURES                                                  TITLE
------------------------------------------  ---------------------------------------------------------------------
                    *                       (i) Director, Chairman of the Board and Chief Executive Officer
 .........................................
            (GERALD M. LEVIN)

                    *                       (ii) Senior Vice President and Chief Financial Officer
 .........................................
          (RICHARD J. BRESSLER)

                    *                      (iii) Senior Vice President and Controller
 .........................................
            (JOHN A. LABARCA)

                    *                       (iv) Directors
 .........................................
              (MERV ADELSON)

                    *
 .........................................
            (J. CARTER BACOT)

                    *
 .........................................
         (STEPHEN F. BOLLENBACH)

                    *
 .........................................
        (BEVERLY SILLS GREENOUGH)

                    *
 .........................................
            (GERALD GREENWALD)

                    *
 .........................................
             (CARLA A. HILLS)

                    *
 .........................................
              (REUBEN MARK)

                    *
 .........................................
            (MICHAEL A. MILES)

                    *
 .........................................
           (RICHARD D. PARSONS)

                    *
 .........................................
           (DONALD S. PERKINS)

                    *
 .........................................
           (RAYMOND S. TROUBH)

                    *
 .........................................
              (R. E. TURNER)

                    *
 .........................................
        (FRANCIS T. VINCENT, JR.)


      *By:      /s/ PETER R. HAJE
          ................................
            (ATTORNEY-IN-FACT)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 11, 1998.


                                          TIME WARNER COMPANIES, INC.

                                           By:   /s/ PETER R. HAJE
                                               .................................
                                               NAME:  PETER R. HAJE
                                               TITLE: EXECUTIVE VICE PRESIDENT




     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on February 11, 1998 by the following persons in the capacities indicated.



                SIGNATURES                                                  TITLE
------------------------------------------  ---------------------------------------------------------------------
                    *                       (i) Chairman and Chief Executive Officer
 .........................................
            (GERALD M. LEVIN)

                    *                       (ii) Director, Senior Vice President and Chief Financial Officer
 .........................................
          (RICHARD J. BRESSLER)

                    *                       (iii) Senior Vice President and Controller
 .........................................
            (JOHN A. LABARCA)

            /S/ PETER R. HAJE                 (iv) Directors
 .........................................
             (PETER R. HAJE)
                    *
 .........................................
           (RICHARD D. PARSONS)

      *By:   /S/ PETER R. HAJE
          .................................
            (ATTORNEY-IN-FACT)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 11, 1998.


                                          TURNER BROADCASTING SYSTEM, INC.

                                          By:          /s/ PETER R. HAJE
                                               .................................
                                               NAME:  PETER R. HAJE
                                               TITLE: VICE PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on February 11, 1998 by the following persons in the capacities indicated.


                SIGNATURES                                                  TITLE
------------------------------------------  ---------------------------------------------------------------------
                    *                       (i) President and Chief Executive Officer and Chairman of the Board
 .........................................
           (TERENCE F. MCGUIRK)

                    *                       (ii) Executive Vice President, Chief Financial and Administrative
 .........................................       Officer
             (WAYNE H. PACE)

                    *                       (iii) Vice President, Controller and Chief Accounting Officer
 .........................................
            (LANDEL C. HOBBS)

                    *                       (iv) Directors
 .........................................
              (R. E. TURNER)

                    *
 .........................................
           (W. THOMAS JOHNSON)

                    *
 .........................................
           (RICHARD D. PARSONS)

                    *
 .........................................
              (ROBERT SHAYE)

                    *
 .........................................
           (JEFFREY L. BEWKES)

                    *
 .........................................
            (GERALD M. LEVIN)

      *By:        /s/ PETER R. HAJE
         .................................
           (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                              DESCRIPTION OF DOCUMENT                                         PAGE
------         --------------------------------------------------------------------------------------------------   ----
  4.1      --  Indenture, dated as of January 15, 1993, between TWC (formerly known as Time Warner Inc.) and The
               Chase Manhattan Bank (formerly known as Chemical Bank), as Trustee (filed as Exhibit 4.1 to TWI's
               Registration Statement on Form S-3 (File No. 33-57030) filed with the Commission on January 14,
               1993)*
  4.2      --  Second Supplemental Indenture, dated as of October 10, 1996, among TWI, TWC and The Chase
               Manhattan Bank, as Trustee (filed as Exhibit 4.1 to TWI's Quarterly Report on Form 10-Q for the
               quarter ended September 30, 1996).*
  4.3      --  Third Supplemental Indenture, dated as of December 31, 1996, among TWI, TWC and The Chase
               Manhattan Bank, as Trustee (filed as Exhibit 4.10 to TWI's Annual Report on Form 10-K for the year ended December 31, 1996).*
  4.4      --  Fourth Supplemental Indenture, dated as of December 17, 1997, among TWI, TWC, TBS and The Chase
               Manhattan Bank, as Trustee.
  4.5      --  Fifth Supplemental Indenture, dated as of January 12, 1998, among TWI, TWC, TBS and The Chase
               Manhattan Bank, as Trustee.
  4.6      --  Form of 6.95% Debenture due 2028 (included in Exhibit 4.5).
  4.7      --  Placement Agreement, dated January 6, 1998, among TWC, the Guarantors and Morgan Stanley & Co.
               Incorporated, Bear, Stearns & Co. Inc., Chase Securities Inc., Merrill Lynch, Pierce, Fenner &
               Smith Incorporated and J.P. Morgan Securities Inc.
  4.8      --  Registration Rights Agreement, dated January 12, 1998, among TWC, the Guarantors and Morgan
               Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Chase Securities Inc., Merrill Lynch,
               Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.
  5        --  Opinion of Cravath, Swaine & Moore.
 12        --  Statement regarding the computation of the ratio of earnings to fixed charges of TWI.
 12.1      --  Statement regarding the computation of the ratio of earnings to fixed charges of TWC.
 12.2      --  Statement regarding the computation of the ratio of earnings to fixed charges of TBS.
 23.1      --  Consent of Ernst & Young LLP, Independent Auditors.
 23.2      --  Consent of Counsel (included in Exhibit 5).
 23.3      --  Consent of Arthur Andersen LLP, Independent Public Accountants.
 23.4      --  Consent of Price Waterhouse LLP, Independent Accountants.
 23.5      --  Consent of Price Waterhouse LLP, Independent Accountants.
 24.1      --  Power of Attorney of TWI.
 24.2      --  Power of Attorney of TWC.
 24.3      --  Power of Attorney of TBS.
 25        --  Statement of Eligibility and Qualification on Form T-1 of The Chase Manhattan Bank with respect to
               TWC, TWI and TBS.
 99.1      --  Form of Letter of Transmittal.**
 99.2      --  Form of Notice of Guaranteed Delivery.**
 99.3      --  Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.**
 99.4      --  Form of Letter to Clients.**


------------


  'D' Unless otherwise indicated, the exhibits have been previously filed as part of this Registration Statement.


  * Incorporated by reference.

 ** Filed herewith.



                      STATEMENT OF DIFFERENCES
                      ------------------------

The dagger symbol shall be expressed as ................................. 'D'